Exhibit 10.1

HYDRIL CHANGE IN CONTROL EXTENSION AGREEMENT

HYDRIL COMPANY

3300 North Sam Houston Parkway East

Houston, Texas 77032

January 1, 2006

Executive Name

Hydril Company

3300 North Sam Houston Parkway East

Houston, Texas 77032

Dear Executive Name:

Hydril Company (the “Corporation”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In connection with this, the Corporation’s Board of Directors (the “Board”) recognizes that, as is the case with many corporations, the possibility of a change in control of the Corporation may exist and that such possibility, uncertainty, and questions that it may raise among management, could result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

The Board previously had decided to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including yourself, to their assigned duties without distraction arising from the possibility of a change in control of the Corporation and had entered into a letter agreement with you dated January 15, 2002, concerning certain benefits to be paid to you upon severance from employment with the Corporation following a change in control (the “Prior Agreement”). The Prior Agreement was renewed on February 14, 2005 to extend its effectiveness through June 30, 2005, and again on July 1, 2005 to extend its effectiveness through December 31, 2005.

The Corporation has now determined to offer to extend the effectiveness of the Prior Agreement by means of this document (the “Extension Agreement”) beyond December 31, 2005. In order to induce you to remain in its employ, the Corporation hereby agrees that after this Extension Agreement has been fully executed, you shall receive the severance benefits set forth in the Prior Agreement in the event your employment with the Corporation or one or more of its subsidiaries is terminated under certain circumstances described in the Prior Agreement subsequent to a “Change in Control” (as defined in Section 2 of the Prior Agreement).

Executive Name	January 1, 2006

Furthermore, after execution of this Extension Agreement in full, you and the Corporation agree to be subject to all of the other rights and obligations set forth in the Prior Agreement (excluding Section 1 thereof). This Extension Agreement shall expire on December 31, 2006.

Sincerely,

Christopher Seaver
President & CEO

Agreed to this      day of                     , 2006.

By:
Executive Name